UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)        August 8, 2011

Loreto Resources Corporation
 (Exact name of registrant as specified in its charter)

Nevada	000-1380412	20-5308449
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1266 1st Street, Suite 4
	Sarasota, FL	34236
	(Address of principal executive offices)	(Zip Code)

(941) 365-5081
 (Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This report contains “forward-looking statements.”  All statements other than statements of historical facts included in this report, including without limitation, statements regarding our financial position, estimated working capital, business strategy, the plans and objectives of our management for future operations and those statements preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “goal,” “plans,” “objective,” “should,” or similar expressions or variations on such expressions are forward-looking statements. We can give no assurances that the assumptions upon which the forward-looking statements are based will prove to be correct. Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements.  There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from the forward-looking statements, including, but not limited to: our ability to raise additional capital on acceptable terms; satisfactory due diligence on the Matthews and Murphy leases; our ability to timely document and close on the proposed farm-in with Eagleford Energy Inc.; future economic conditions; political stability; and oil and gas prices.

Except as otherwise required by the federal securities laws, we disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this Report to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Item 1.01        Entry into a Material Definitive Agreement.

On August 8, 2011, we entered into a letter of intent with Eagleford Energy Inc. (“Eagleford”), a publicly held Ontario corporation, whose common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “EFRDF,” which is primarily engaged in the development, acquisition and production of oil and gas interests located in Alberta, Canada and Texas, U.S.A.  The letter of intent relates to a potential farm-in by us of an up to 50% working interest in Eagleford’s net working interests in the Matthews and Murphy oil and gas leases in Zavala County, Texas, as further described in Item 7.01 below.

Under the terms of the letter of intent, we have committed to provide Eagleford with US$250,000 in bridge financing in the form of a secured convertible note.  Upon the execution of definitive agreements for the farm-in and funding of the Phase I amount (as described in Item 7.01 below), the unpaid principal of the bridge note will be applied against the Phase I amount required to be paid by us, and the bridge note will be cancelled.  Otherwise, the note will become due 90 days after we notify Eagleford of our intent not to proceed with the farm-in.  Interest on the unpaid principal of and interest on the Bridge Note will accrue at the rate of 10% per annum only after the maturity date and will be payable on demand.

We have the right at any time after the maturity date of the note to convert the unpaid principal and accrued interest into common stock of Eagleford at a conversion price per share equal to the 30-day volume weighted average price of Eagleford common stock as of the date of conversion, less 20%.

The note will be secured by (a) a first priority security interest in all of the tangible and intangible assets of Eagleford now owned or hereafter acquired; and (b) either (i) a pledge by certain shareholders of Eagleford of, or (ii) an irrevocable treasury direction by Eagleford to its transfer agent to issue, a number of shares of Eagleford common stock equal to (x) $500,000 divided by (y) the 30-day volume weighted average price of Eagleford common stock as of the date of the note, less 20%.

The other terms of the letter of intent are not binding and are described in Item 7.01 below.

Item 7.01        Regulation FD Disclosure.

The Matthews Lease covers approximately 2,629 acres, and the Murphy Lease covers 2,637 acres, over the Austin Chalk, Eagle Ford Shale and Buda formations.  Eagleford has a net 85% (BPO) working interest in the Matthews Lease (excluding the San Miguel formation) and a 90-97% working interest in the Murphy Lease.  Zavala County is part of the Maverick Basin of southwest Texas.  Eagleford’s Matthews Lease is situated contiguous to Petrohawk Energy Corporation’s Red Hawk Land Block.

Under the terms of the letter of intent, during Phase I of the farm-in, we would earn between 20% and 25% of Eagleford’s net working interests in the Murphy Lease and the Matthews Lease (excluding the San Miguel formation)  (the “Farm-In Leases”) in exchange for our sole funding of between US$2.0 million and US$2.5 million of work activity (under the work program outlined below).

The Work Program to be funded by us during Phase I currently anticipates (i) the completion, fracturing and tie in of the Matthews/Dyami #1-H horizontal test well; (ii) drilling of  a second vertical well on the Murphy lease which is currently drilling; (the Murphy/Dyami #2 well); and (iii)  the fracturing, tie in and completion  of  two Murphy vertical wells (the Murphy #1-H and #2 wells) (or such other work activity on the Matthews and Murphy leases as the parties may agree).

In addition to funds advanced under the Work Program, the letter of intent provides that we would pay Eagleford an equalization payment equal to US$300,000 in cash and US$700,000 of our common stock valued at the price per share at which we raise the funds required for the Phase I program.

Under the terms of the letter of intent, Loreto has committed to provide Eagleford with US$250,000 in bridge financing as described in Item 1.01 above.

If we elect to proceed to Phase II of the farm-in, we would earn an additional 25 -30% (for a total of 50%) of Eagleford’s net working interests in the Farm-In Leases in exchange for expending US$4.5 million (plus or minus the difference, if any, between US$2.5 million and the amount actually paid by us in Phase I) on operations on either or both the Matthews Lease and the Murphy Lease.  We would have to determine our intent to enter into Phase II by the later of October 31, 2011, or fifteen days after completion of the Phase I Work Program.

Upon our election to proceed to Phase II, we would thereafter in Phase III be obligated to spend an additional US$3.5 million on a schedule to be agreed upon by the parties on operations on the Matthews Lease and/or the Murphy Lease.  In addition, in connection with Phase III we would pay Eagleford an equalization payment of US$2.0 million in cash on a schedule to be agreed.

To date, Eagleford has conducted drilling activities on both the Matthews and Murphy Leases, and conducted extensive geological and geophysical analysis of logs, cores and oil samples acquired from its drilling activities.  During the fourth quarter of 2010, Eagleford drilled the Matthews/Dyami #1-H well targeting the Eagle Ford formation on the Matthews Lease as well as the Austin Chalk and the Buda formations.  The well was drilled, by Dawsey Operating LLC to a total measured depth of 8,500 feet, of which over 5,100 feet was vertical depth into the Buda formation, directly below the Eagle Ford shale.  The well was whipstocked at the top of the Austin Chalk formation, found directly above the Eagle Ford formation, and drilled with an 800 foot curve into the Eagle Ford shale.  Drilling continued horizontally such that the well bore was extended 3,300 feet through the Eagle Ford formation.  A shot point sleeve from Baker Hughes Incorporated was installed to protect the well bore and facilitate a 15 stage fracture stimulation.

The well was logged extensively by Weatherford International (“Weatherford”), and over 30 sidewall cores were taken from three key formations in descending order, the Austin Chalk, the Eagle Ford and the Buda.  The logs were interpreted by Weatherford and the sidewall cores were analyzed by Core Laboratories and Weatherford.

During January 2011 Eagleford spud the Murphy/Dyami #1-H test well on the Murphy Lease, which was drilled to a vertical depth of 4,588 feet into the Georgetown formation.  The Murphy/Dyami #1-H test well was logged and sidewall cores were taken from four key formations – the Serpentine, the Austin Chalk, the Eagle Ford Shale, and the Georgetown formations.  Logs and cores have been analyzed by Weatherford to assist Eagleford to develop a fracturing and completion program.  During the last week of July 2011, Eagleford spud the Murphy/Dyami #2 vertical well, which is targeting the Serpentine, Austin Chalk and the Eagle Ford formations.

Except for the commitment by Loreto to make the Bridge Loan, the letter of intent is non-binding and subject to due diligence by us and necessary internal and external approvals for both parties.  It is also subject to our ability to raise at least $2.3 million of new financing, through the issuance of equity and/or debt securities, to fund the Phase I program and the Phase I equalization payment (plus with amounts required to pay due diligence, documentation and closing costs).  We will also need to raise additional capital in the future to fund our obligations under Phase II and Phase III.

There can be no assurance that our due diligence investigation of the Farm-In Leases and of Eagleford will be satisfactory to us, that we and Eagleford will be able to successfully negotiate the necessary farm-in and operating agreements, that we will be able to raise the necessary capital to fund our planned obligations under the farm-in on terms satisfactory to us, or at all, that all other conditions to closing on the farm-in will be satisfied, or that the work program on the Farm-In Leases will result in recoverable oil or gas resources.   Oil and gas exploration is inherently risky and subject to numerous risks and uncertainties beyond our control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loreto Resources Corporation

Date:	August 12, 2011	By:	/s/ Luis F. Saenz
Luis F. Saenz, President